Exhibit 10.39
March 15, 2007
Dear Mr. Lord
When executed by all the parties below this letter will serve as an extension until September 15, 2007 of the Note Payable of Remote Knowledge, Inc. (“RKI”), dated September 8, 2006 ,and due March 15, 2007 for $200,000 issued to Ralph H. Lord ( “Holder”) (the “Note”).
As consideration for this 6 month extension RKI will issue to Holder 66,667 shares of its common stock. All terms of the Note except the due date shall remain unchanged and in full force and effect.

Agreed and Accepted	Agreed and Accepted
by	Remote Knowledge, Inc.
	by	/s/ Henry Houston
Henry Houston its CFO

/s/ Dan Granader

Dan Granader (Guarantor)

/s/ Alan Granader

Alan Granader (Guarantor)